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                                                                   EXHIBIT 99.1

NEWS RELEASE

January 23, 1998

Contact: Mark Harrington, Chairman and Chief Executive Officer Gary S. Peck, V.P. Finance and Chief Financial Officer Fran Reeder, Investor Relations
                 713-961-1804



               HARCOR ENERGY ANNOUNCES PROPOSED SALE OF COMPANY.

Houston, Texas, January 23, 1998 -- HarCor Energy, Inc. (NASDAQ NMS: HARC) today reported reaching an agreement in principle with Seneca Resources Corporation for the sale of HarCor to Seneca for a total cash price of $32,536,000, or $2.00 per share of HarCor Common Stock. The sale is subject to the preparation and execution of a definitive agreement, satisfactory completion of the audit of HarCor's financial statements for the year ended December 31, 1997, receipt of all required approvals, including approval of HarCor's stockholders, satisfactory completion of the previously announced sale of HarCor's non-California assets for $13.2 million (the proceeds of which would be effectively acquired by Seneca in connection with its purchase of HarCor), and completion by Seneca of a satisfactory due diligence review of HarCor's assets, liabilities and business.

Closing of the proposed sale is expected to occur by June.

HarCor and Seneca are energy companies headquartered in Houston. Seneca is a wholly-owned subsidiary of National Fuel Gas Co.

HarCor Energy, Inc. is a Houston-based independent energy company engaged in the acquisition, exploitation and exploration of onshore crude oil and natural gas properties in the United States.





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